Exhibit 10.5

Amended and Restated Non-Employee Director Compensation Policy

This Amended and Restated Non-Employee Director Compensation Policy applies to non-employee directors, other than the chairperson or lead director, who are not affiliated with major investors.

Subject to Board approval, the Company shall grant you, as a non-employee director of the Company, an option to purchase 180,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of such common stock, as determined by the Board on the date of grant (the “Option”). The Option will vest on the last date of each calendar quarter after the date of commencement of your service to the Company at the rate of 11,250 shares, provided that such vesting shall be contingent upon your continuing to provide services to the Company on each such vesting date. Your Option shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and form of Stock Option Agreement. No right to any stock is earned or accrued until such time that Company common stock is delivered to you upon the exercise of the Option, nor does the Option confer any right to continue vesting or employment.

Notwithstanding the foregoing, the shares underlying the Option shall vest in full (including with respect to any of such shares that have not yet vested) upon a Sale Event. “Sale Event” shall mean any of the following: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or entity or group of persons and/or entities, or (iv) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, as a result of or following which the common stock shall be publicly held, any subsequent public offering or any other capital raising event, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

On or about the first anniversary of your initial grant, and each year thereafter, or as otherwise determined by the Board, the Company shall, subject to Board approval, grant you, as a non-employee director of the Company, an option to purchase 25,000 shares of common stock of the Company (subject to adjustment for stock splits, stock dividends and other similar recapitalizations after the date of this letter and prior to the date of grant), at an exercise price per share equal to the fair market value per share of such common stock, as determined by the Board on the date of such grant, vesting in equal quarterly installments on the last day of each quarter after the vesting commencement date as determined by the Board, provided that such vesting shall be contingent upon your continuing to provide services to the Company on each such vesting date and that the vesting of all shares underlying such option shall also accelerate in full upon the earlier of (i) a Sale Event (as defined above); (ii) the annual stockholder meeting (if Company is a public company), or (iii) the one (1) year anniversary of the date of grant. Each option shall be subject to the terms and conditions of the Plan and form of stock option agreement. No right to any stock is earned or accrued until such time that Company common stock is delivered to you upon the exercise of any option, nor does any option confer any right to continue vesting or employment.

Each year, the Company shall pay to you, as a non-employee director of the Company a retainer of $25,000, to be paid in equal quarterly installments, provided that such payment shall be contingent upon your continuing to provide services to the Company on each payment date. As a non-employee director of the Board, you would be entitled to reimbursement of reasonable, customary and documented travel expenses to Board meetings.